FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION REPORTS ITS FISCAL 2017 FIRST QUARTER RESULTS

HAUPPAUGE, NY, JULY 11, 2016 - VOXX International Corporation (NASDAQ: VOXX), a leading global manufacturer and distributor of automotive and consumer lifestyle products, today announced its financial results for its Fiscal 2017 first quarter ended May 31, 2016.

Net sales for the Fiscal 2017 first quarter were $155.5 million, a decrease of $8.9 million as compared to $164.4 million reported in the comparable year-ago period. The average Euro for the Fiscal 2017 and Fiscal 2016 first quarters was $1.13 and $1.09, respectively, and positively impacted net sales by approximately $1.8 million. Additionally, the sale of inventory and subsequent licensing of the Jensen 12-volt audio business impacted net sales by $3.0 million. Excluding the impact of the Euro conversion and sale of the Jensen car audio business, net sales were down $7.7 million or approximately 4.7%.

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Automotive segment sales were $81.4 million and $90.0 million for the Fiscal 2017 and Fiscal 2016 first quarters, respectively, representing a decline of $8.6 million. The Jensen sale impacted net sales by $3.0 million and the remaining decline was primarily due to lower OEM sales in North America, and lower aftermarket sales of remote starts and satellite radio products. This was partially offset by an increase in tuner and antenna sales at Hirschmann, as a new OEM program began during the quarter.

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Premium Audio segment sales were $32.1 million and $29.3 million for the Fiscal 2017 and Fiscal 2016 first quarters, respectively, an increase of $2.8 million. The increase in sales was primarily related to the introduction of new products, including HD wireless speakers, soundbars with wireless subwoofers and an increase in headphone sales. Strong domestic performance was partially offset by a decline in European sales.

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Consumer Accessories segment sales were $41.7 million and $44.7 million for the Fiscal 2017 and Fiscal 2016 first quarters, respectively, a decline of $3.1 million. This was primarily related to lower sales of wireless speakers due to stronger load-in’s in the Fiscal 2016 first quarter and declines across select categories, partially offset by higher sales of antenna products and 360Fly action cameras, as well as an increase in net sales internationally.

Pat Lavelle, President and CEO of VOXX International stated, “While we reported a net loss for the quarter, it was anticipated and we outperformed our Q1 plan. As we stated last quarter, many of the product load-in’s for our Consumer Accessories and Premium Audio segments are slated for our second and third fiscal quarters and as such, we are anticipating growth in these categories for the Fiscal year. New digital technologies within Premium Audio have enabled us to reverse the declining sales trend and we reported a 10% increase in segment sales and at higher gross margins. Our Consumer Accessories business should be aided by the launch of our new 360Fly 4K action camera, strength in our RCA and Terk reception business and the introduction of Project Nursery, a line of high-end projectors, cameras and displays designed for the nursery. Lastly, our Automotive segment is expected to be flat to down modestly this year, though with the new awards we announced last quarter, coupled with $40 million in new programs awarded in Q1, and our pipeline of booked business, we should generate growth in Fiscal 2018 and in the following years.”

The gross margin for the Fiscal 2017 first quarter came in at 29.7% as compared to 29.2% for the same period last year, an increase of 50 basis points ("bps"). The increase in gross profit margin was primarily due to higher margins in the Premium Audio segment, given the introduction of new product lines and a shift in product mix. Automotive segment gross margins were 30.0% and declined by 30 bps; Premium Audio segment gross margins were 34.6% and increased 250 bps; and Consumer Accessories segment gross margins were 24.7%, consistent with the Fiscal 2016 first quarter.

Operating expenses for the Fiscal 2017 first quarter were $53.2 million, a $4.4 million increase as compared to $48.8 million in the Fiscal 2016 first quarter. Excluding the addition of operating expenses associated with EyeLock, LLC ("EyeLock"), the Company's majority owned subsidiary and most recent acquisition, operating expenses were flat for the comparable periods.

In addition to expenses associated with EyeLock, the Company increased its investments in research and development initiatives associated with its Automotive and Premium Audio segments and received fewer reimbursements of engineering expenses (“NRE”) at Hirschmann. The Company also incurred increases in depreciation and amortization expenses during the three months ended May 31, 2016 as a result of intangible assets acquired in conjunction with the EyeLock acquisition and the addition of the Company's new manufacturing facility and executive offices in Lake Nona, FL. As an offset to these operating expense increases, the Company has experienced decreases in salary, payroll and benefits expenses, and lower advertising expenses for the three months ended May 31, 2016.

The Company reported an operating loss of $7.1 million as compared to an operating loss of $0.8 million in the Fiscal 2016 first quarter. Net loss was $4.3 million or a loss of $0.18 per diluted share as compared to a net loss of $0.7 million and a net loss per diluted share of $0.03 in the comparable prior year period. Excluding the impact of EyeLock, the Company would have reported a net loss for the Fiscal 2017 first quarter of $1.5 million as compared to a net loss of $0.7 million for the corresponding year-ago period.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the Fiscal 2017 first quarter was $0.1 million as compared to EBITDA of $4.6 million reported in the Fiscal 2016 first quarter. Adjusted EBITDA was $0.3 million as compared to $4.9 million for the comparable Fiscal 2017 and 2016 first quarter periods.

Lavelle continued, “Gross margins showed improvement during the quarter and we believe we’re on track to deliver higher margins this Fiscal year. Expenses are expected to be down, even with the addition of EyeLock and increased investments in R&D to drive new technologies across each of our segments. With that said, we continue to focus on cost controls and believe the Company remains positioned for profitability this Fiscal year.”

Non-GAAP Measures
EBITDA, Adjusted EBITDA and diluted adjusted EBITDA per common share are not financial measures recognized by GAAP. Adjusted EBITDA represents net loss, computed in accordance with GAAP, before interest and bank charges, taxes, depreciation and amortization and stock-based compensation expense. Depreciation, amortization and stock-based compensation are non-cash items. Diluted adjusted EBITDA per common share represents the Company's diluted earnings per common share based on adjusted EBITDA.

We present adjusted EBITDA and diluted adjusted EBITDA per common share in this Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA and diluted adjusted EBITDA per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs or gains relating to certain non-recurring events allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net loss prepared in accordance with GAAP. Adjusted EBITDA and diluted adjusted EBITDA per common share are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

The Company will be hosting its conference call on Tuesday, July 12, 2016 at 10:00 a.m. ET. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 877-303-9079; international: 970-315-0461 / conference ID: 43499872). For those unable to join, a replay will be available approximately four hours after the call has been completed and will last for one week (replay number: 855-859-2056; international replay: 404-537-3406 / conference ID: 43499872).

About VOXX International Corporation
VOXX International Corporation (NASDAQ:VOXX) has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio. Today, the Company has an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world's leading automotive manufacturers. The Company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which now comprises over 30 trusted brands. Among the key domestic brands are Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, myris®, Code Alarm®, Car Connection®, 808®, AR for Her®, and Prestige®. International brands include Hirschmann Car Communication®, Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™. For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 29, 2016.

Company Contact:
Glenn Wiener
GW Communications (for VOXX)
Tel: 212-786-6011
Email: gwiener@GWCco.com

VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets

(In thousands)	May 31, 2016	February 29, 2016
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$8,558	$11,767
Accounts receivable, net	78,894	87,055
Inventory, net	150,638	144,028
Receivables from vendors	1,894	2,519
Prepaid expenses and other current assets	16,437	17,256
Income tax receivable	1,605	1,426
Total current assets	258,026	264,051
Investment securities	10,054	10,206
Equity investments	22,221	21,949
Property, plant and equipment, net	79,932	79,422
Goodwill	105,729	104,349
Intangible assets, net	184,020	185,022
Deferred income taxes	23	23
Other assets	2,197	2,168
Total assets	$662,202	$667,190
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$57,848	$55,790
Accrued expenses and other current liabilities	43,446	50,748
Income taxes payable	1,807	4,081
Accrued sales incentives	12,630	12,439
Current portion of long-term debt	10,989	8,826
Total current liabilities	126,720	131,884
Long-term debt, net of debt issuance costs	91,923	88,169
Capital lease obligation	1,301	1,381
Deferred compensation	4,034	4,011
Other tax liabilities	5,092	4,997
Deferred tax liabilities	28,839	30,374
Other long-term liabilities	10,441	10,480
Total liabilities	268,350	271,296
Commitments and contingencies
Stockholders' equity:
Preferred stock:
No shares issued or outstanding	—	—
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 24,067,444 shares issued and 21,899,370 shares outstanding at both May 31, 2016 and February 29, 2016	256	256
Class B Convertible, $.01 par value, 10,000,000 authorized, 2,260,954 shares issued and outstanding	22	22
Paid-in capital	294,373	294,038
Retained earnings	150,639	154,947
Non-controlling interest	6,813	8,524
Accumulated other comprehensive loss	(37,075)	(40,717)
Treasury stock, at cost, 2,168,074 shares of Class A Common Stock at both May 31, 2016 and February 29, 2016	(21,176)	(21,176)
Total stockholders' equity	393,852	395,894
Total liabilities and stockholders' equity	$662,202	$667,190

VOXX International Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
 (In thousands, except share and per share data)
(unaudited)

	Three Months Ended May 31,
	2016	2015
Net sales	$155,456	$164,383
Cost of sales	109,355	116,340
Gross profit	46,101	48,043
Operating expenses:
Selling	12,664	13,038
General and administrative	27,071	27,691
Engineering and technical support	13,479	8,079
Total operating expenses	53,214	48,808
Operating loss	(7,113)	(765)
Other (expense) income:
Interest and bank charges	(1,695)	(1,567)
Equity in income of equity investees	1,808	1,618
Other, net	(512)	276
Total other (expense) income, net	(399)	327
Loss before income taxes	(7,512)	(438)
Income tax (benefit) expense	(1,392)	276
Net loss	(6,120)	(714)
Less: net loss attributable to non-controlling interest	(1,812)	—
Net loss attributable to Voxx International Corporation	$(4,308)	$(714)
Other comprehensive income (loss):
Foreign currency translation adjustments	4,196	(2,797)
Derivatives designated for hedging	(491)	(664)
Pension plan adjustments	(58)	52
Unrealized holding loss on available-for-sale investment securities arising during the period, net of tax	(5)	(4)
Other comprehensive income (loss), net of tax	3,642	(3,413)
Comprehensive loss attributable to Voxx International Corporation	$(666)	$(4,127)

Net loss per common share attributable to Voxx International Corporation (basic)	$(0.18)	$(0.03)
Net loss per common share attributable to Voxx International Corporation (diluted)	$(0.18)	$(0.03)
Weighted-average common shares outstanding (basic)	24,160,324	24,153,859
Weighted-average common shares outstanding (diluted)	24,160,324	24,153,859

VOXX International Corporation and Subsidiaries
Reconciliation of GAAP Net Loss to Adjusted EBITDA
 (In thousands, except share and per share data)
(unaudited)

	Three Months Ended May 31,
	2016	2015
Net loss attributable to Voxx International Corporation	$(4,308)	$(714)
Adjustments:
Interest expense and bank charges (1)	1,588	1,567
Depreciation and amortization (1)	4,243	3,497
Income tax expense (benefit)	(1,392)	276
EBITDA	131	4,626
Stock-based compensation	175	230
Adjusted EBITDA	$306	$4,856
Diluted loss per common share	$(0.18)	$(0.03)
Diluted adjusted EBITDA per common share	$0.01	$0.20

(1) For purposes of calculating Adjusted EBITDA for the Company, interest expense and bank charges and depreciation and amortization added back to Net Loss have been adjusted in order to exclude the non-controlling interest portion of these expenses attributable to EyeLock LLC.